Exhibit (j)(ii)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statements of Additional Information of EIC Value Fund, Mount Lucas U.S. Focused Equity Fund and Quality Dividend Fund, dated September 1, 2019, and to the incorporation by reference of our reports dated June 24, 2019 in the Registration Statement of FundVantage Trust (Form N-1A) (Post-Effective Amendment No. 213 to File No. 333-141120) with respect to the financial statements and financial highlights of EIC Value Fund, Mount Lucas U.S. Focused Equity Fund and Quality Dividend Fund (three of the series constituting FundVantage Trust) (the “Funds”), included in the Funds’ Annual Reports to shareholders for the year ended April 30, 2019.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

August 27, 2019